Plures Technologies Completes $5 Million Financing

Canandaigua, NY, May 9, 2013 – Plures Technologies, Inc (MANY) a leading foundry-based MEMS sensor and spintronics  company, today announced the completion of a capital raise with total gross proceeds of approximately $5 million.  A sophisticated specialty finance lender that focuses on growing technology based companies led the financing with a total commitment of approximately $2 million in the form of a secured term loan.  Current Plures shareholders, including RENN Capital and Cedarview Capital, along with each member of the management team invested approximately $3 million in the form of convertible notes.  The proceeds will be used for general corporate purposes, including working capital and marketing of the company’s revolutionary magnetometer products.

“I am pleased to announce this new financing into Plures” commented Glenn Fricano, President of Plures Technologies, Inc.  “In addition, I’d like to express my appreciation to our current and new investors, including RENN Capital and Cedarview Capital, for their continued vote of confidence in our business model.  Plures is well-positioned to grow significantly in 2013 and with the completion of this financing the company now has a clear path to be able to introduce our transformative magnetometer and MEMS based products.”

The transaction closed and has been approved by Plures’ board of directors.  The company will provide a more detailed description of the terms and conditions of the transaction in a Current Report on Form 8-K to be filed with the SEC.

About Plures Technologies, Inc.

Plures Technologies Inc., based in Canandaigua, NY, and its subsidiary Advanced Microsensors, based in Shrewsbury, MA, is a leading MEMS sensor and switch company focused on foundry products as well as high-sensitivity magnetoresistive proprietary products.